Exhibit 10.28

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR COMPANY EMPLOYEES
UNDER THE HARBORONE BANCORP, INC.

2020 equity INCENTIVE PLAN

Name of Grantee:

Target No. of Restricted Stock Units:

Grant Date:

Pursuant to the HarborOne Bancorp, Inc. 2020 Equity Incentive Plan as amended through the date hereof (the “Plan”), HarborOne Bancorp, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”) of the Company.

1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified on Annex A. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.
3.Termination of Employment. Except as set forth on Annex A, if the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (other than death or Disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above and Annex A, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units. Notwithstanding the foregoing, if the Grantee’s employment with the Company and its Subsidiaries is terminated by reason of (i) the Grantee’s death or (ii) the Grantee’s Disability, any Restricted Stock Units shall be treated as set forth on Annex A.
4.Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee (or his or her estate, if applicable) the

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number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a shareholder of the Company with respect to such shares.
5.Dividend Equivalents. Each Restricted Stock Unit shall be credited with an amount equal to the dividends paid on a share of Stock between the date of grant and the date such Restricted Stock Unit is paid to the Participant (if at all). Dividend equivalents shall vest, if at all, upon the same terms and conditions governing the vesting of such Restricted Stock Unit. Payment of the dividend equivalent shall be made at the same time as payment of the corresponding Restricted Stock Unit and shall be made without interest or other adjustment. If any Restricted Stock Unit is forfeited, the Participant shall have no right to dividend equivalents with respect to such Restricted Stock Unit.
6.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
7.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory rate or such lesser amount as is necessary to avoid liability accounting treatment. The Company shall also have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued to the Grantee are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
8.Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
9.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.
10.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
11.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and

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certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
12.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

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HARBORONE BANCORP, INC.

By:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:

Grantee’s Signature

Grantee’s name and address:

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Annex A to

Performance Restricted Stock Unit Award Agreement

Performance Period: January 1, 202[_] through December 31, 202[_]

As soon as practicable following the last day of the Performance Period, the Administrator shall determine the number of Restricted Stock Units that have been earned (the “Earned Restricted Stock Units”) based on the performance metrics below (the date of such determination, the “Certification Date”). Any Earned Restricted Stock Units shall vest upon the third anniversary of the Grant Date, so long as the Grantee remains an employee of the Company or any Subsidiary through such date and subject to the provisions of Paragraph 3 of this agreement (the “Vesting Date”). Any Restricted Stock Units that are not Earned Restricted Stock Units as of the Certification Date shall immediately and automatically be forfeited.

The number of Earned Restricted Stock Units shall be calculated by multiplying the number of Restricted Stock Units subject to this Award by the payout percentage determined as follows:

Performance and Payout Matrix*:

	Threshold	Target	Stretch
Tangible Book Value (TBV) per Share	[____]	[____]	[____]
Performance	80%	100%	120%
Payout	50%	100%	150%

*Subject to linear interpolation between performance levels if threshold performance is achieved, subject to maximum payout at 150%.

For the avoidance of doubt, (i) no Restricted Stock Units shall be earned if the TBV per Share is less than Threshold; and (ii) the maximum number of Restricted Stock Units that may be earned shall not exceed 150% of this Award.

For purposes of this Award, the following terms shall have the following meanings:

“TBV” shall mean, measured as of the last day of the Performance Period, Total Shareholders’ Equity, less Goodwill and Other Intangible Assets, in each case, as reported in the Company’s audited financial statements. The TBV is divided by the number of common shares issued and outstanding as of the last day of the Performance Period to derive “TBV per Share.”

TBV per Share will be adjusted for unanticipated circumstances not factored into setting the Threshold, Target and Stretch performance levels. These factors include:

●	the difference in actual dividends paid over the period versus estimated dividends used in setting performance target.
●	the difference between increases or decreases in TBV per Share from sale or buyback of shares versus estimates used in setting performance target.

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●	the adjustment would be the difference between the forecasts and estimates used in developing the TBV per Share target performance level and versus the result of applying CECL during the performance period (that was not incorporated into setting the performance target) Differences in loan origination volume (actual versus projected) prior to implementation of CECL would be excluded.
●	other material factors identified by the Committee (e.g., expenses directly related to a merger or acquisition).

If the Grantee’s employment with the Company and its Subsidiaries is terminated by reason of (i) the Grantee’s death or (ii) the Grantee’s Disability, prior to the last day of the Performance Period, then (x) if such termination occurs prior to the last day of the Performance Period, the target number of Restricted Stock Units subject to this Award shall accelerate and vest in full as of the date of such termination and (y) if such termination occurs on or after the last day of the Performance Period, any Earned Restricted Stock Units that have not yet vested shall accelerate and vest in full as of such date of termination (and, in either case, such date shall be deemed a “Vesting Date” for purposes of Paragraph 4 of the Agreement).

In addition, notwithstanding anything set forth in Section 3(c) of the Plan to the contrary, to the extent the parties to a Sale Event provide for the assumption, continuation or substitution of this Award in connection with such Sale Event, this Award shall not automatically accelerate upon consummation of such Sale Event; provided, however, if, during the 12-month period following the Change in Control, the Grantee’s employment is terminated by the Company or its successor without Cause or by the Grantee for Good Reason, any portion of this Award that is not vested or nonforfeitable immediately prior to such termination shall be deemed earned and shall become vested assuming achievement at the target level of performance.

For purposes hereof, “Cause” (i) conduct by the Grantee constituting a material act of misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company, Bank or their Affiliates (the “Company Group”) other than the occasional, customary and de minimis use of the Company Group’s property for personal purposes; (ii) commission by the Grantee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Grantee that would reasonably be expected to result in material injury or reputational harm to the Company Group if he or she were retained in his or her position; (iii) continued non-performance by the Grantee of his or her duties to the Company Group (other than by reason of the Grantee’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board or such Grantee’s immediate supervisor; (iv) a material violation by the Employee of the Company Group’s written employment policies; or (v) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company Group to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. Notwithstanding the foregoing, if the Grantee is party to any employment agreement, offer letter or other agreement with any member of the Company Group that contains a different definition of “Cause”, such other definition of “Cause” shall control.

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For purposes hereof, “Good Reason” means, that the Grantee has complied with the “Good Reason Process” following, the occurrence of any of the following events: (i) a material diminution in the Grantee’s responsibilities, authority or duties; (ii) a material diminution in the Grantee’s base salary except for across-the-board salary reductions based on the Company Group’s financial performance similarly affecting all or substantially all senior management employees of the Company Group; or (iii) a change in the geographic location at which the Grantee provides services to the Company Group of more than 50 miles. “Good Reason Process” shall mean that (A) the Grantee reasonably determines in good faith that a “Good Reason” condition has occurred; (B) the Grantee notifies the Company Group in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (C) the Grantee cooperates in good faith with the Company Group’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) the Grantee terminates his or her employment within 60 days after the end of the Cure Period. Notwithstanding the foregoing, if the Grantee is party to any employment agreement, offer letter or other agreement with any member of the Company Group that contains a different definition of “Good Reason,” such other definition of “Good Reason” shall control.

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